BALDWIN & LYONS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 1998


BALDWIN & LYONS, INC.:
TO THE SHAREHOLDERS OF


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. (the "Corporation") will be held Tuesday, May 5, 1998 at 10:00 a.m., Indianapolis Time, at 1099 North Meridian Street, Indianapolis, Indiana 46204 for the following purposes:


          1.  To elect thirteen (13) directors,

          2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation, and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 16, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

     Shares of the Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

Date: April 1, 1998.

                                             By Order of the Board of
                                             Directors


                                             James E. Kirschner
                                             Secretary





             YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND
               PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON
                              BALDWIN & LYONS, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION

Use of Proxies

     This Proxy Statement is furnished in connection with the solicitation by Baldwin & Lyons, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 5, 1998, in accordance with the foregoing notice. The Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 1, 1998.

     The mailing address of the Corporation's principal office is 1099 North Meridian Street, Indianapolis, Indiana 46204.

     Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Corporation, and not revoked, will be voted at the Annual Meeting.

     Shares will be voted in accordance with the directions of the shareholder as specified on the proxy. In the absence of directions, the proxy will be voted FOR the election of the thirteen directors named as nominees in this Proxy Statement and FOR the appointment of Ernst & Young LLP as independent auditors for the Corporation. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

RECORD DATE AND VOTING SECURITIES

     The close of business on March 16, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 16, 1998, the Corporation had 2,397,354 shares of Class A Common Stock outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote, exercisable in person or by proxy. There are no other outstanding securities of the Corporation entitled to vote, and there will be no cumulative voting for the election of directors. Shares of Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

     The By-Laws of the Corporation specify that the Board of Directors is to consist of fourteen (14) members. Gregory T. Mutz, a member of the Board of Directors since 1979, recently informed the Corporation that in light of other pressing business matters, he would not be able to dedicate sufficient time to the Corporation's business to serve as a director and would therefore not be able to stand for re-election to the Board of Directors. No decision has been made as to when, or if, the vacancy will be filled or if the Board of Directors will be reduced to thirteen members.

PROXIES MAY NOT BE VOTED FOR GREATER THAN THIRTEEN (13) NOMINEES.

EXPENSES OF SOLICITATION

     All expenses of the solicitation of proxies will be paid by the Corporation. Officers, directors and other employees of the Corporation may also solicit proxies by telephone or telegram or by special calls. The Corporation will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy material to the beneficial owners of the Corporation's stock.

BENEFICIAL OWNERS OF MORE THAN 5% OF THE CLASS A COMMON STOCK

     The following table contains information concerning persons who, to the knowledge of the Corporation, beneficially owned on March 16, 1998, more than 5% of the outstanding voting securities of the Corporation:

                               Number of Class A
  Name and Address of         Shares And Nature of       Percent of
  Beneficial Owner (1)        Beneficial Ownership     Class A Shares
-------------------------    ---------------------     --------------
Shapiro Family Interests
 (in the aggregate) (2)            999,600                   41.70%
 311 S. Wacker Drive
 Chicago, Illinois
   Nathan Shapiro                  622,200                   25.95%
   Lester Shapiro                  283,200                   11.81%
   Robert Shapiro                  406,500                   16.96%
   Norton Shapiro                  324,300                   13.53%

CIBC Trust Company
   (Bahamas) Limited                524,718                  21.89%
    Nassau, Bahamas (3)

John D. Weil
   509 Olive Street                307,650                   12.83%
   St. Louis, Missouri (4)

(1) Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.

(2) Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986 and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to the Corporation, and additional information was provided by Nathan Shapiro. The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate. Nathan, Robert and Norton Shapiro are sons of Lester Shapiro. The shares reported in the above table for the Shapiro family interests include 142,800 Class A (5.96%) shares held by Gelbart Fur Dressers, 33,000 Class A (l.38%) shares held of record by Jay Ell Company and 142,500 Class A shares (5.94%) held of record by Diversified Enterprises, Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and as to which they share voting and investment powers. These shares are also included in the listing for individual beneficial ownership of each of the three.

(3) Information regarding current ownership was obtained from the Form 5 filed with the Securities and Exchange Commission and delivered to the Corporation for the year ended December 31, 1993. According to Amendment No. 9 to Schedule 13D, dated October l, 1986, as filed with the Securities and Exchange Commission and delivered to the Corporation, by CIBC Trust Company (Bahamas) Limited, such shares are held in trust for the benefit of members of the Pritzker family of Chicago, Illinois, including lineal descendants of Nicholas J. Pritzker and certain of their current and former spouses.

(4) Information with respect to the interests of John D. Weil was obtained from Amendment No. 2 to Schedule 13D, dated September 15, 1987 and Forms 4 and 5 filed with the Securities and Exchange Commission and delivered to the Corporation, and additional information provided by Mr. Weil. The shares reported include all shares held in the name of family members, family custodianships or family trusts of Mr. Weil. Mr. Weil has reported that he has sole voting and investment powers as to 156,450 Class A shares and shared voting and investment powers as to 151,200 Class A shares, subject to the limitation that Mr. Weil has declared that the Schedule 13D shall not be construed as an admission that he is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of the securities covered by the Schedule 13D.

DIRECTORS AND NOMINEES

     Thirteen (13) directors are to be elected to hold office until the 1999 Annual Meeting and until their respective successors are elected and qualified. The Corporation contemplates that all of the nominees will be able to serve. However, if any of the nominees are unable to serve, the persons named as proxies in the accompanying Proxy may vote for another nominee, or nominees according to their best judgment.

     All of the nominees are now directors of the Corporation. Five of the nominees were appointed by the Board of Directors to fill vacancies which were created as a result of an increase in the size of the Board of Directors since the last annual meeting of shareholders. None of the directors are family-related, except Nathan, Robert and Norton Shapiro, who are brothers. Set forth in the following summaries is the age of each director and nominee, all offices held with the Corporation, his principal occupation, a brief account of his business experience during the past five years and his other directorships.

     The By-Laws of the Corporation specify that the Board of Directors is to consist of fourteen (14) members. Gregory T. Mutz, a member of the Board of Directors since 1979, recently informed the Corporation that in light of other pressing business matters, he would not be able to dedicate sufficient time to the Corporation's business to serve as a director and would therefore not be able to stand for re-election to the Board of Directors. As a result of Mr. Mutz decision, only thirteen of the originally intended nominees are available to stand for election to the Board of Directors. No decision has been made as to when, or if, the vacancy will be filled or if the Board of Directors will be reduced to thirteen members.

     Proxies may not be voted for greater than thirteen (13) directors. It is the intention of the Corporation to have one (1) vacancy at this time.

STUART D. BILTON (3)(4)            Age 51                   Director Since 1987

Mr. Bilton became the President and Chief Executive Officer of Chicago Trust Company in 1995. Prior thereto, he had been Executive Vice President of Chicago Title & Trust Company since 1986.

JOSEPH J. DEVITO                   Age 47                   Director Since 1997

Mr. DeVito is a Vice President of the Corporation and Executive Vice President and a director of Sagamore Insurance Company ("Sagamore") a wholly-owned subsidiary of the Corporation's wholly-owned subsidiary, Protective Insurance Company ("Protective"). Mr. DeVito has been employed by the Corporation since 1981.

OTTO N. FRENZEL III                Age 67                   Director Since 1979

Mr. Frenzel is the Chairman of the Executive Committee of National City Bank of Indiana and prior thereto was the Chairman of the Board of National City Bank of Indiana, a national bank and a subsidiary of National City Corporation. Mr. Frenzel had held that position since 1992, when Merchants National Corporation, a bank holding company, merged with National City Corporation. Mr. Frenzel serves on the Board of Directors of the following companies: National City Corp.; Indiana Gas Company, Inc.; Indiana Energy, Inc.; American United Life Insurance Company; IPALCO Enterprises, Inc.; and Indianapolis Power & Light Company.

JAMES W. GOOD                      Age 54                   Director Since 1997

Mr. Good is a Vice President of the Corporation and Executive Vice President and a director of Protective. Mr. Good has been employed by the Corporation since 1964.


GARY W. MILLER (3)                 Age 57                   Director Since 1977

Mr. Miller was elected Chairman and Chief Executive Officer of the Corporation in 1997 and has been President of the Corporation since 1983. He is also Chairman, President and Chief Executive Officer of the Corporation's wholly-owned subsidiaries, Protective and B & L Insurance, Ltd. and Protective's wholly-owned subsidiary, Sagamore. Mr. Miller has been employed by the Corporation since 1966.

JOHN M. O'MARA (2)(3)              Age 70                   Director Since 1981

Mr. O'Mara is a business consultant and private investor. From 1993 though 1996 he was a financial consultant with Citicorp Venture Capital Ltd. He is also a director of Condere, Inc.; Glenoit Universal, Inc.; The Garden Companies, Inc.; The Midland Company; Plantronics, Inc. and Pursell Industries, Inc.

THOMAS H. PATRICK (3)(4)           Age 53                   Director Since 1983

Mr. Patrick has been Executive Vice President, Special Advisory Services, Office of the Chairman of Merrill Lynch & Co., Inc. since 1993. Mr. Patrick also serves as a director of Comdisco, Inc.

JOHN A. PIGOTT                     Age 66                   Director Since 1997

Mr. Pigott is currently retired. Prior to his retirement in 1996, he served in various capacities, including Director, Vice Chairman, President and Chief Executive Officer of Anixter, Inc.

NATHAN SHAPIRO (1)(2)(3)(4)        Age 61                   Director Since 1979

Mr. Shapiro is a general partner of SF Investments, Inc., a broker/dealer in securities located in Chicago, Illinois. Since December, 1977, he has also served as President of SLD Corp., management consultants. Mr. Shapiro also serves as a director of D.V.I., Inc.

NORTON SHAPIRO (1)(5)              Age 65                   Director Since 1983

Mr. Shapiro is currently retired. Prior to his retirement he was Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs. He had been an officer of that company since 1957.

ROBERT SHAPIRO                     Age 59                   Director Since 1997

Mr. Shapiro is the President and Chief Executive Officer of Emlin Cosmetics,
Inc.

L. LESLIE WATERS, Ph.D. (1)(2)(5)  Age 85                   Director Since 1980

Dr. Waters served from 1964 to 1978 as Professor of Transportation and Business History in the Graduate School of Business, Indiana University, Bloomington, Indiana. Since his retirement in 1978, he has held the title of University Professor Emeritus. He currently serves as a consultant to private industry, trade associations and government units in the United States and in Europe.

JOHN D. WEIL                  Age 57                   Director Since 1997

Mr. Weil is President of Clayton Management Co. Mr. Weil also serves as a director of Allied Healthcare Products, Inc.; Pico Holdings; Cliffs Drilling Co.; CleveTrust Realty Investors; Oglebay Norton Co.; Todd Shipyards Corp.; and Southern Investors Service Co., Inc.

[FN]
(1) Member of the Compensation and Employee Benefits Committee which makes recommendations to the Board of Directors concerning the compensation arrangements for the executive officers of the Corporation; establishes policies relating to salaries and job descriptions; evaluates performance of executive employees; and reviews and administers remuneration and incentive plans and employee benefit programs of the Corporation, other than those administered by the Option Committee. This Committee held no formal meetings during 1997, but carried on its business through telephone conversations and informal contacts among its members.

(2) Member of the Audit Committee which reviews with the independent auditors the scope of the audit work performed, any questions arising in the course of such work, and inquiries as to other matters such as internal accounting controls, financial reporting and security and personnel staffing. The Audit Committee held one formal meeting during 1997 and also carried on its business through telephone conversations and informal contacts among its members.

(3) Member of the Investment Committee which considers and makes decisions concerning investments made by the Corporation and each of its wholly owned subsidiaries. The Investment Committee held two formal meetings during 1997 and also carried on its business through frequent telephone conversations and informal contacts among its members.

(4) Member of the Executive Committee which assists in examining various business opportunities for the Corporation and in planning the future direction of the Corporation. The Executive Committee held no formal meetings during 1997.

(5) Member of the Option Committee which reviews, manages, and administers the Employee Discounted Stock Option and Deferred Director Fee Option Plan and, in the case of the Employee Plan, designates officers and key employees to receive options and the number and terms of the options. The Committee also interprets the terms of all three plans. The Option Committee held no formal meetings during 1997, but carried on its business through telephone conversations and informal contacts among its members.

     During 1997, the Board of Directors held four regular and one special meeting, and each director attended more than 75% of the meetings of the Board of Directors and the committees on which he served with the exception of Mr. Mutz who attended three of the five Board of Directors meetings. The Board of Directors has no standing nominating committee or committee performing a similar function.

DIRECTORS' FEES

     Members of the Board of Directors who are not employed by the Corporation received directors' fees in the amount of $3,000 for each quarterly meeting. Effective January 1, 1998, quarterly director's fees were increased to $4,500 for each director attending the meeting in person. Directors unable to attend a meeting in person will receive a fee of $3,000, even if in attendance by teleconference. Certain of the directors have elected to participate in the Baldwin & Lyons, Inc. Deferred Director Fee Option Plan ("Deferred Fee Plan"), which was approved by shareholders at the 1989 annual meeting, and thereby have deferred receipt of portions of their director fees. Options received under the Deferred Fee Plan become exercisable one year from the date of the grant and are exercisable within ten years of the date of the grant. Exercise prices are either $1.00 or $0.33 per share, reflecting the effect of the three for one share split which became effective on November 17, 1993. A total of 4,206 discounted stock options were granted in lieu of cash compensation during 1997. From inception-to-date, a total of 57,033 options have been granted in lieu of cash compensation pursuant to the Deferred Fee Plan, 1,614 of which were exercised in 1997. A total of 8,512 have been exercised since inception of the Deferred Fee Plan. Directors who are employed by the Corporation do not receive directors' fees. Members of committees of the Board of Directors receive no additional compensation for their service on such committees. Travel and out-of-pocket expenses of members of the Board of Directors incurred in attending Board of Directors meetings and committee meetings are paid by the Corporation.

COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS AND MANAGEMENT

     The following table contains information concerning shares of Class A and B Common Stock of the Corporation beneficially owned on March 16, 1998 by all directors and nominees, the five most highly compensated executive officers (the "Named Executive Officers") and by all directors and officers as a group:

                                   Class A Shares        Class B Shares
Name of Beneficial Owner       --------------------  --------------------
of Identity of Group (1)         Number   Percent      Number   Percent
                             ----------- --------- ----------- ---------
                                            (9)        (2)(8)     (9)
John C. Aldin                    18,750      .78%      60,875       .54%
Stuart D. Bilton                  -0-        -0-       20,496       .18%
G. Patrick Corydon                8,100      .34%      26,900       .24%
Joseph J. DeVito                  3,750      .16%      27,750       .25%
Otto N. Frenzel, III              3,750      .16%      24,351       .22%
James W. Good                    13,800      .58%      15,200       .13%
James E. Kirschner               12,375      .52%      43,500       .38%
Gary W. Miller                   37,029     1.54%     116,116      1.03%
Gregory T. Mutz (3)              23,400      .98%         862       .01%
John M. O'Mara (4)               68,250     2.85%     282,351      2.50%
Thomas H. Patrick (5)            71,100     2.97%     193,216      1.71%
John A. Pigott                    -0-        -0-       15,000       .13%
Nathan Shapiro (6)              622,200    25.95%   1,810,716     16.04%
Norton Shapiro (6)              324,300    13.53%   1,165,500     10.33%
Robert Shapiro (6)              406,500    16.96%   1,177,042     10.43%
L. Leslie Waters (7)              7,800      .33%      24,900       .22%
John D. Weil                    307,650    12.83%   1,486,642     13.18%

Directors and officers        1,292,154    53.90%   4,189,817     36.54%
as a group (17 persons
including the above
named)


(1) Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment powers or sole investment power with respect to Class B shares; and includes the beneficial interest of spouses and minor children who share the same residence as the named individual.

(2) A total of 11,302,520 Class B shares were issued and outstanding as of March 16, 1998.

(3) Of the shares listed, Mr. Mutz shares voting and investment power in 15,600 Class A shares owned by Mutz Properties, a partnership of which Mr. Mutz is the managing general partner.

(4) Includes 11,100 Class A shares and 44,400 Class B shares owned by Mr. O'Mara's wife; and 45,900 Class A shares and 183,600 Class B shares held in trust for his minor children, with Mr. O'Mara serving as trustee. Mr. O'Mara disclaims any beneficial interest in the foregoing shares.

(5) Includes 29,100 Class A shares and 15,400 Class B shares owned by Mr. Patrick's wife as to all of which he disclaims any beneficial interest.

(6) See "Beneficial Owners of More than 5% of the Common Stock" for Class A shares. The shares reported in the above table for Nathan, Norton and Robert Shapiro include 1,150,800 Class B shares owned by Gelbart Fur Dressers and Jay Ell Company and Diversified Enterprises, partnerships of which Nathan, Robert and Norton Shapiro are general partners and as to which they share investment powers.

(7) Includes 150 Class A shares and 600 Class B shares owned by Dr. Waters' wife.

(8) Includes the number of Class B shares which each of the following persons have a right to acquire within 60 days by exercise of stock options: Mr. Aldin 44,000; Mr. Miller 22,500; Mr. Mutz 862; Mr. Nathan Shapiro and Mr. Patrick 9,816 each; Messrs. Frenzel, O'Mara and Bilton 9,351 each; Mr. DeVito 13,750; Mr. Kirschner 10,500; Mr. Good 15,200; Mr. Corydon 13,025; Messrs. Weil and Robert Shapiro 442 each; and all officers and directors as a group 165,406.

(9) For purposes of determining the percentage of the class owned by each named individual, shares subject to options in favor of that individual are deemed outstanding but are not deemed outstanding for computing the percentage of the class held by any other person. All shares subject to options in favor of officers and directors as a group are deemed outstanding for purposes of computing the percentage of the class owned by the officers and directors as a group.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

JOINT REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE AND THE OPTION COMMITTEE

     The executive compensation program is administered by the Compensation and Employee Benefit Committee of the Board of Directors (the "Committee") in conjunction with the Option Committee (the "Option Committee"). At the present time, the two members of the Option Committee are also members of the Committee. The Committee oversees the administration of the Corporation's employee benefits plans, other than those administered by the Option Committee, and establishes policies relating to compensation of employees. The Committee reviews all aspects of executive compensation and evaluates performance of the Corporation's executive officers. The Option Committee reviews, manages, and administers all of the stock option plans of the Corporation and, in the case of the Employee Plan, designates officers and key employees to receive options, and the number and terms of the options. The Committee and the Option Committee functions are coordinated to determine and review the total compensation package for each of the named executive officers of the Corporation. All decisions by the Committee relating to the compensation of the Corporation's executive officers are reviewed by the full Board before they are implemented.

     The goal of the Corporation's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Corporation's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance. The Corporation also utilizes equity-based incentive and deferred compensation to ensure that executives, and management in general, have a continuing stake, as shareholders, in the long-term success of the Corporation.

     The Committee first seeks to set the CEO's compensation in light of the standards mentioned above and the performance of the Corporation in relation to expectations of the Board. The compensation of other executives is set in reference to the compensation of the CEO. Because of the unique nature of the markets which the Corporation serves, the Committee does not believe that there are companies or industry measures to which it can validly compare the performance of the Corporation over a limited period of time. Thus, while the Committee considers the Corporation's financial results in light of industry standards, prevailing market conditions for the Corporation's products and expectations regarding future performance, corporate performance is evaluated primarily against flexible, internally created goals and expectations which must be adjusted frequently in order to react to the numerous external factors which affect the Corporation. The Committee does not set specific numerical targets or goals, but rather evaluates the performance of the management team annually in relation to opportunities presented to them and challenges addressed by them. This process is largely subjective and is not intended to, and cannot be expected to, result in changes in executive compensation which are in direct proportion to increases or decreases in the Corporation's net income, return on equity or any other single quantitative measure or a predetermined combination of quantitative measures during the year.

     In reviewing the compensation to be paid to the Corporation's executive officers during any given year, the Committee views the results of operations over a several year period. This approach recognizes the cyclical nature of the Corporation's business, the fact that, as a specialty insurance underwriter operating within very narrow markets, the Corporation must from time-to-time sacrifice short-term profits for long-term financial growth. In addition, this approach recognizes the stability of the executive management team which has essentially been in place since 1980. Portions of executive officers annual incentive bonuses have, in the past, been paid in the form of discounted stock options and portions of salaries have been paid in the form of equity appreciation rights. No equity appreciation rights or discounted stock options were granted during 1997. Payment of compensation with discounted stock options; market value stock options and equity appreciation rights results in total compensation which is highly leveraged against, and directly linked to, the Corporation's performance and increases in shareholder value. The linkage results from the relationship of the stock options to the market price of the Corporation's Class B common shares and the relationship of the equity appreciation rights to the book value of the Corporation's shares.

     In its deliberations regarding calendar year 1997, the Committee considered its long-term approach regarding the goals and performance of the Corporation and the performance and present compensation of each executive officer of the Corporation. The Committee also considered changes in duties occasioned by the realignment of product groups within the Corporation and the death in 1997 of John C. Aldin. Mr. Aldin had been the Chairman and Chief Executive Officer prior to his death and those duties were assumed by Gary W. Miller. The Committee determined to increase salaries of executive officers by an average of 5.6% and annual bonuses by an average of 8.8% when compared to the prior year amounts. During 1997 the Committee and the Option Committee also granted stock options to executive officers and certain others at an exercise price of $25.75 per share, which was the fair market value of the Corporation's Class B shares on the date of the grant. The Committee and the Option Committee believe that the increases approved are consistent with a long-term view of both the performance of the Corporation and of its executive officers.

     The Committee has considered the possible impact of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, on the deductibility of the executive compensation by the Corporation. At the present time, the Committee believes that the likelihood that Section 162(m) will have an effect on the Corporation is minimal. Further, should there be any effect, it is anticipated that it would be negligible. Nonetheless, the Committee plans to continue to monitor the section, the regulations, the situation of the Corporation and any possible impact they may have on the Corporation, and to take appropriate steps when, and if, any measures are necessary.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
     Nathan Shapiro, Norton Shapiro and L. Leslie Waters

OPTION COMMITTEE
     Norton Shapiro and L. Leslie Waters

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table discloses, for the years ended December 31, 1995, 1996 and 1997, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each person who served as the Chief Executive Officer of the Corporation during the year and to each of the five most highly compensated executive officers of the Corporation ("Named Executive Officers") in all capacities in which they served.

SUMMARY COMPENSATION TABLE

                                                                               Long Term Compensation
                                                                        -----------------------------------
                                          Annual Compensation                   Awards            Payouts
                                   ----------------------------------  -----------------------   ----------
        (a)              (b)          (c)         (d)         (e)(1)       (f)          (g)         (h)          (i)

                                                              Annual    Restricted   Securities     LTIP      All Other
      Name and                                                Comp/       Stock      Underlying   Payouts    Compensation
     Principal           Year        Salary      Bonus        Other       Awards      Options/      ($)         ($)(2)
      Position                        ($)         ($)          ($)                      SARs
                                                                           ($)          (#)
--------------------   -------     ----------  ----------   ----------  ----------   ----------  ----------   ----------
John C. Aldin (3)        1997         37,596            0    1,351,691           0            0           0            0
   CEO                   1996        193,500      290,000            0           0        6,000           0       12,000
                         1995        182,278      265,000            0           0       46,000           0       12,000

Gary W. Miller (4)       1997        224,353      300,000            0           0      100,000           0       12,750
   President             1996        201,872      290,000            0           0        6,000           0       12,000
                         1995        185,625      265,000            0           0       46,000           0       12,000

James W. Good            1997        192,358      200,000            0           0       75,000           0       12,750
   Vice President        1996        176,847      175,000            0           0        3,500           0       12,000
                         1995        167,728      160,000            0           0       23,500           0       12,000

Joseph J. DeVito         1997        194,014      200,000            0           0       75,000           0       12,750
   Vice President        1996        177,721      175,000            0           0        3,500           0       12,000
                         1995        168,621      160,000            0           0       23,500           0       12,000

James E. Kirschner       1997        188,889      150,000            0           0       50,000           0       12,750
   Vice President        1996        179,550      142,500            0           0        3,000           0       12,000
   Secretary             1995        171,361      135,000            0           0       23,000           0       12,000


G. Patrick Corydon       1997        180,735      165,000            0           0       50,000           0       12,750
   Vice President        1996        171,042      150,000            0           0        3,500           0       12,000
   Treasurer             1995        160,807      135,000            0           0       23,500           0       12,000

(1) Value realized upon exercise of discounted stock option and/or equity appreciation rights
(2) Company contribution to Salary Saving and Profit Sharing Plan (401K) Plan
(3) Mr. Aldin was CEO prior to his death on February 21, 1997.
(4) Mr. Miller was named CEO on June 17, 1997.


STOCK OPTIONS

OPTION/STOCK/EQUITY APPRECIATION RIGHTS EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options and stock appreciation rights held as of the end of the fiscal year.

     Options shown in the table below represent Equity Appreciation Rights as well as discounted stock options and fair market value options granted under the Baldwin & Lyons Employee Discounted Stock Option Plan. Each Equity Appreciation Right ("Right") entitles the employee to payment for the appreciation in the book value of one share of the Corporation's common stock from the end of the quarter immediately prior to the date of grant through the end of the quarter immediately prior to the date of exercise. The Rights vest and become exercisable at the rate of one-third per year at the end of the one-year, two-year and three-year periods from the date of grant. Any unexercised Rights terminate ten years from the date of grant.

                          AGGREGATED OPTION/SAR/EAR EXERCISES IN THE LAST
                              YEAR AND YEAR END OPTION/SAR/EAR VALUES

        (a)                 (b)            (c)              (d)                 (e)
                                                                              Value of
                                                         Number of          Unexercised
                                                        Unexercised        In-the-Money
                           Shares                      Options/SARs        Options/SARs
                        Acquired on       Value        Eq. App. Rts.       Eq. App. Rts.
                          Exercise       Realized       at Year End         at Year End
        Name                (#)            ($)              (#)                ($)(V)
--------------------    ------------    ----------     -------------       -------------
John C. Aldin              167,020       1,351,691         44,000(E)         1,029,506
                                                                0(N)                 0

Gary W. Miller                   0               0        184,791(E)         2,167,798
                                                          113,333(N)            69,067

James W. Good                    0               0         93,533(E)         1,086,504
                                                           81,667(N)            34,533

Joseph J. DeVito                 0               0         82,583(E)         1,008,598
                                                           81,667(N)            34,533

James E. Kirschner               0               0         64,333(E)           796,942
                                                           56,667(N)            34,533

G. Patrick Corydon               0               0         68,833(E)           843,553
                                                           56,667(N)            34,533

  (E) Exercisable at December 31, 1997.
  (N) Not exercisable at December 31, 1997.
  (V) In the case of Discounted Stock Options, market value of underlying securities at year end, minus exercise price; in the case of Equity Appreciation Rights, book value at year end, minus book value at date of grant.

OPTION/STOCK/EQUITY APPRECIATION GRANTS

     The following table sets forth information with respect to the Named Executive Officers concerning the grant of options and equity appreciation rights during the last fiscal year and the value of those options and equity appreciation rights. No equity appreciation rights were granted during 1997.

OPTION/STOCK APPRECIATION RIGHTS GRANTS IN LAST YEAR


                                                                                           Potential Realizable Value (1)
                                                                                          at Assumed Annual Rates of Stock
                                           Individual Grants                            Price Appreciation For Option Term (2)
                    ----------------------------------------------------------------    --------------------------------------
     (a)               (b)        (c)           (d)            (d1)           (e)            (f)         (g)          (h)
                               % of Total                  Mkt or Book
                     Options/ Options/EARs    Exercise       Value on
                      SARs/    Granted to     or Base        Date of
                     EARs (3)  Employees       Price          Grant        Expiration
     Name            Granted  Fiscal Year     $/Share        $/Share          Date          0% ($)      5% ($)      10% ($)
-------------       --------- -----------   ------------   -----------     ----------     ----------  ----------   ----------
John C. Aldin
  Stk. Opt.                0            0%         NA             NA            NA             NA        NA         NA

Gary W. Miller
  Stk. Opt.          100,000         20.1%        25.75          25.75       12/18/07              0   1,619,000    4,104,000

James W. Good
  Stk. Opt.           75,000         15.1%        25.75          25.75       12/18/07              0   1,215,000    3,078,000

Joseph J. DeVito
  Stk. Opt.           75,000         15.1%        25.75          25.75       12/18/07              0   1,215,000    3,078,000

James E. Kirschner
  Stk. Opt.           50,000         10.1%        25.75          25.75       12/18/07              0     810,000    2,052,000

G. Patrick Corydon
  Stk. Opt.           50,000         10.1%        25.75          25.75       12/18/07              0     810,000    2,052,000


(1) Potential realizable value represents the difference between the potential market value of the shares subject to the options and the exercise price of the options, assuming the indicated compound rates of growth.

(2) The dollar amounts in the last two columns are the result of calculations at 5% and 10% compound annual rates and are not intended to forecast future appreciation of the Corporation's common shares. The Corporation did not elect to use an alternative option pricing method for valuation because it is not aware of any formula which it believes will determine with reasonable accuracy a present value based on unknown factors. The potential realizable values in the table include amounts which are the result of the Compensation Committee granting certain executive officers Fair Market Value Options as part of an overall compensation package in 1997.

(3) No Equity Appreciation Rights were granted in 1997.


CORPORATION PERFORMANCE

     The following graph shows a five year comparison of cumulative total return for the Corporation's Class B common shares, the NASDAQ Insurance Stock Index and the NASDAQ stock market index (U.S.).

                             CUMULATIVE TOTAL RETURN

                     BALDWIN & LYONS, INC. (CLASS B COMMON)

            EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                         NASDAQ
  Measurement            Baldwin &        NASDAQ       Insurance
     Period             Lyons, Inc.    Market (US)       Stocks
----------------        ------------   ------------   ------------
December 31, 1992          100.000        100.000       100.000
December 31, 1993          135.448        114.796       106.856
December 31, 1994          125.635        112.214       100.679
December 31, 1995          141.083        158.699       143.014
December 31, 1996          162.885        195.192       163.034
December 31, 1997          218.319        239.527       239.181


TRANSACTION WITH MANAGEMENT AND OTHERS

     The Corporation and its subsidiaries, Protective and Sagamore, maintain depository relationships with National City Bank, Indiana ("National City") of which Otto N. Frenzel III, is Chairman of the Executive Committee. National City also provides various custodial and safekeeping services to the Corporation, Protective and Sagamore and serves as transfer agent for the Corporation's common shares. The Corporation and its subsidiaries also had investments in various money-market accounts which were managed by unrelated third parties but were purchased through an affiliate of National City. In addition, during 1997, the Corporation, Protective and Sagamore effected purchases, but no sales, of securities aggregating approximately $8,077,000 through the same affiliate of National City.

     During 1997, the Corporation, Protective and Sagamore effected purchases and sales of securities aggregating, respectively, approximately $66,683,000 and $69,857,000 with SF Investments, Inc., a broker-dealer firm of which Nathan Shapiro, a director of the Corporation, is President. The Corporation also paid approximately $129,000 during 1997 to SF Investments, Inc. and its affiliates, for advice and counseling on the Corporation's investment portfolio.

     Protective has entered into an agreement with an associate of SF Investments, Inc. for management of a portion of Protective's equity securities portfolio. During 1997, that associate received performance-based compensation of approximately $47,000 for the management services.

     During 1997, the Corporation, Protective and Sagamore effected purchases and sales of securities aggregating, respectively, approximately $5,222,000 and $2,975,000 with Merrill Lynch Co., Inc. ("Merrill Lynch"). In addition, the Corporation had an investment of approximately $68,000 in various money-market accounts managed by Merrill Lynch at December 31, 1997. Thomas H. Patrick, a director of the Corporation, is an Executive Vice President of Merrill Lynch.

     The Corporation, Protective, and Sagamore have agreements with Chicago Trust Company ("CTC") for the management of substantial portions of the Companies' investment portfolios. CTC is paid a management fee based on the average cost of investments managed. During 1997, a total of approximately $375,000 was paid by the Corporation and its subsidiaries to CTC for its management services. Stuart D. Bilton, a director of the Corporation, is President and Chief Executive Officer of CTC.

     At December 31, 1997, the Corporation has invested approximately $2,020,000 in four limited partnership real estate ventures in which Amli Realty Co. ("Amli") serves as a general partner. The Corporation also owns 25,100 shares of beneficial interest of an Amli real estate investment trust. Gregory T. Mutz, a director of the Corporation during 1997, who is not standing for election in 1998, is Chairman of the Board of Amli.

INDEPENDENT AUDITORS

The Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for 1998. Representatives of Ernst & Young LLP are expected to be in attendance at the Annual Meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders. Ernst & Young LLP has acted as the Corporation's independent auditors since 1970.

The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors.

VOTE REQUIRED FOR APPROVAL

Shareholders owning a majority of the Class A shares outstanding must be present or represented by proxy in order to constitute a quorum for the transaction of business. Thus, a total of 1,198,678 Class A shares will be required at the meeting for such a quorum. In order to elect the directors for the ensuing year and to confirm the appointment of Ernst & Young LLP as the Corporation's independent auditors, a majority of the votes present at the meeting, either in person or by proxy, a quorum being present, will be required.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 1999 Annual Meeting of Shareholders must be received by the Corporation at its principal office on or before November 30, 1998 to be considered for inclusion in the Corporation's proxy materials for that meeting.

OTHER MATTERS

The Corporation knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting or any adjournment thereof, such matters will be acted upon by the persons named as proxies in the accompanying Proxy according to their best judgment in the best interests of the Corporation.

The Annual Report to Shareholders containing financial statements for the year ended December 31, 1997 and other information concerning the operations of the Corporation is enclosed herewith but is not regarded as proxy soliciting material. Similarly, the Report of the Compensation and Employee Benefits Committee and the Comparative Cumulative Total Return graph included above are not regarded as proxy soliciting material.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Prompt response is helpful, and your cooperation will be appreciated.

April 1, 1998

                                        By Order of the Board of
                                        Directors



                                        James E. Kirschner
                                        Secretary




                                                                   APPENDIX
PROXY
                              BALDWIN & LYONS, INC.
                1099 North Meridian Street, Indianapolis, Indiana

                  Annual Meeting of Shareholders -- May 5, 1998
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gary W. Miller, James Kirschner and G. Patrick Corydon or any of them, with powers of substitution, as proxies to represent and vote all shares of stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. to be held on May 5, 1998, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present, as follows:


1.   ELECTION OF DIRECTORS                        WITHHOLD AUTHORITY
     FOR all nominees listed below                to vote for all nominees
     (except as marked to           [   ]         listed below            [   ]
      the contrary below)


     Stuart D. Bilton, Joseph J. DeVito, Otto N. Frenzel III, James A. Good,
       Gary W. Miller, John M. O'Mara, Thomas H. Patrick, John A. Pigott, Nathan Shapiro, Norton Shapiro, Robert Shapiro, L. Leslie Waters, John D. Weil

       (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

 ------------------------------------------------------------------------------
           (Continued, and to be signed and dated, on the other side.)

2.   RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP as independent auditors

             [   ] FOR              [   ] AGAINST       [   ] ABSTAIN

3. In their discretion, on such other matters as may properly come before the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS NAMED IN PROPOSAL 2.


Dated:                      , 1998       Please sign exactly as your
       ---------------------             name appears hereon.
     Address correction requested.




                                     -------------------------------------
                                            (Signature of Shareholder)



                                     -------------------------------------
(Signature of Shareholder)

                                     PLEASE SIGN AND RETURN THIS PROXY
                                     PROMPTLY. Joint owners should each sign
                                     personally.  Administrators, trustees,
                                     guardians, attorneys or others signing
                                     in a representative capacity should
                                     indicate the capacity in which they sign.